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                                                                   Exhibit 10(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 4 to Registration Statement No. 333-85731 on Form N-1A of our reports dated July 12, 2002 on Mercury U.S. Small Cap Growth Fund (one of the Series constituting Mercury Funds, Inc.) and Mercury Master U.S. Small Cap Growth Portfolio (one of the Series constituting Mercury Master Trust), both appearing in the May 31, 2002 Annual Report of Mercury U.S. Small Cap Growth Fund, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
October 24, 2002